Registration No. 20389

BERMUDA

CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF REDUCTION OF SHARE PREMIUM

THIS IS TO CERTIFY that a Memorandum of Reduction of Share Premium of

Marvell Technology Group Ltd.

was delivered to the Registrar of Companies on the **8th** day of **August 2011.**

Given under my hand and Seal of the REGISTRAR OF COMPANIES this **15th** day of **August 2011**

for Registrar of Companies

Share Premium prior to reduction:	US$ 3,221,107,804.00
Amount of reduction:	US$ 3,100,000,000.00
Present Share Premium:	US$ 121,107,804.00